EXHIBIT 99.1

Ashford Hospitality Prime
First Quarter 2016 Conference Call
May 5, 2016, 8:00 am CT
Chairperson: Monty Bennett

Participant 1:
Hi, good morning, guys. Just in terms of Chicago, that’s a relatively new acquisition, that market you called out, suffering from supply. Understanding that this weak, city-wide right now but that an asset you would consider selling down the road?

Monty Bennett:	We have no plans on selling that asset.

Participant 1:	I guess just general thoughts on the Chicago market and long-term viability.

Jeremy Welter:
Sure. This is Jeremy. A lot of the supply that has hit the Chicago market is in the track and competes directly with Sofitel. A lot of that supply has come on line. We’re going to anniversary out of that in the third quarter. What we’ve done with the property is we have revamped the entire sales team, revenue management. We’ve put a stringent profit improvement plan at the property, it’s about $600,000 of savings.

Group outlook for the property looks very strong in Q3 and Q4. And long-term, I think it is a great asset, it’s a great location, and so we plan to hold it.

Monty Bennett:	And the market itself, we are not in a position of giving up on the Chicago market long-term by any means.

Participant 1:	Okay. And then just the Key West market, RevPAR was relatively muted in that market. It is a market that has been doing very well for a few years. What is your outlook for Key West? Thanks.

Monty Bennett:
Longer-term, we’re excited about Key West, it is almost impossible to build down there. Even during recessions, at least the past recessions, it’s held up very, very well. So, it has the great benefit of doing fantastic during the good times, and not dropping off, hardly at all, during the bad times. Jeremy, do you have any more comments on the shorter-term?

Jeremy Welter:
I think shorter term, there has been some redevelopment of some of the hotels that has temporarily added some new supply that impacted the market in the first quarter, but long-term it’s a great market. High barriers to entry, virtually no ability to add new supply.

So in the first quarter it was impacted a little bit by maybe a little bit warmer season in the Northeast, as well as we’re seeing a little bit of softness across the portfolio and some transient demand.

Participant 1:	Helpful, thank you.

Participant 2:
Hey, good morning, guys. I wanted to talk a little bit about the conclusions from the strategic review. The first question I had was with regards to the offers or the indications of interest that you received that were not at levels that the board deemed viable, I understand.

I guess the question I have is was the board or the independent directors of the board, able to provide those potential suitors with more than just guidance surrounding the termination fee valuation for the external management structure?

I only ask that because obviously, that’s a big liability on the company’s balance sheet, and if investors don’t know what that real value is, they tend to assume the worst. And discount massively for it, and then you would get a valuation that does not tie out necessarily to what the company is worth. So just help me understand how that process went about.

Douglas Kessler:
Sure, Ryan. This is Douglas, how are you? The process was a thorough process in which the independent directors were heavily involved in the analysis, along with their advisor, Deutsche Bank. There were both inbound inquiries from groups that had an interest in the company, as well as outbound calls, and it was a wide array of potential, interested parties.

As for the bid process, and the interest that was expressed, the direction was to do so on a gross basis. Management had previously provided information in our investor day meetings as to the approximate amount that management believed the termination fee could amount to.

Once the bids came in, the board, along with the advisor, could determine what the net value to the shareholders would be, and based upon the bids that were received the board determined that the valuation to the shareholders would be inadequate.

Participant 2:	That’s helpful. Can you share with us what Management’s estimate was, that you provided to those third-party buyers?

Douglas Kessler:	Again, the number was not provided to a third-party bidder in terms of their bid. Their bid was a gross bid.

Participant 2:
Understood. Next question I had was with regards to share repurchases. Over the past year, you guys have highlighted the challenge of repurchasing shares in a stock that does not have a great deal of liquidity. As the outcome of the strategic review, you have now said you’re going to go forward and buy back $50 million worth of stock which, at today’s market cap, is about 1/4, I’m sorry, 1/6 of the overall value of the company or its liquidity.

I’m just wondering how the thought process changed, whether there was any analysis done that had gotten you more comfortable, whether you are expecting it to be a long, slow process over the next couple of years, or something very rapid, where you are going to pull the trigger on a tender offer or something like that now?

Monty Bennett:
We plan to be in the market and to buy aggressively. That is our plan. We do think that shrinking the size of a company, our company, can impact its multiple. However, there is a big difference in the math, when you are buying back shares at $17, which is what we were buying back during the last buyback, versus $11 which is where it would be buy it back today.

And that difference in accretion is much, much bigger and thereby offsetting some of these issues that come up because of a smaller flow. We plan to be aggressive, and we think that it will drive stock price performance.

Participant 2:
I fully understand that, Monty, and I think that makes a lot of sense. I think the one pushback that you might find in regards to that is that in August of last year, your stock was closer to these levels. And you were on the call saying that you were concerned about buybacks because of the reduction in liquidity.

So we’ve certainly seen you make those comments at valuations that are closer to these levels, than the $17 where you bought back before.

Monty Bennett:	I am concerned about buybacks at this level. That doesn’t mean it’s not economic, and it is.

Participant 2:
No, that’s understandable. Okay. The last question I wanted to touch on was the sale of the four assets. First of all, as you mentioned earlier in the call, you have yet to receive the waiver from Ashford Inc. to sell those assets. I’m wondering, you know, the strategic review started in September. It’s been nine months. What is the holdup, and when would we - when should we expect to see resolution to that dynamic?

Monty Bennett:
Well, we said that the negotiations are underway, that we believe that we will obtain the necessary waivers. We have also said that we would not sell the assets if that would trigger the fee because we believe that triggering the fee is detrimental to value. So discussions are ongoing. We are in the process of selling the assets with broker listings and it is a fluid process.

We first had to get through the strategic review. We’ve completed that, and we move onto the next phase which is selling and negotiating. That’s where we are.

Douglas Kessler:	I don’t think Ryan, that investors have concern about being able to resolve that amicably and in a way that is beneficial to Ashford Prime.

Participant 2:	No, I would agree. I think that’s fair, I just question how long it’s going to take given where we are in the cycle. The longer - we have already seen asset values, at best stabilize and at worse go into a little bit of a freefall in the short term while transaction volumes dry up.

So, do we want to see a - if it is going to take another six months after the nine months of the strategic review, next thing you know you market the assets and we are entering a downturn and you’re not going to sell them, because it doesn’t make sense.

So I guess the bigger question is how fast can that negotiation get resolved?

Monty Bennett:	The negotiation is not the getting issue. The getting issue is the sales process of the assets themselves and Doug is leading a very aggressive process to get those out in the marketplace.

Participant 2:
And then just one last question regarding the asset sales. So, these are four of the original eight assets in the Ashford Prime’s spinoff a little over two years ago. You know, one of the questions that I’ve heard from investors since the strategic review commission came out was, if these four assets were non-core, why were they half of the assets in the initial spinoff? That doesn’t seem to make a lot of sense. And highlight some of the concerns that investors have with stock and the company’s viability overall as a standalone entity. Any thoughts on that?

Monty Bennett:	What do you mean the company’s viability as a standalone entity?

Participant 2:
The size, scale, all of those challenges -- the big concerns when you became public with the spinoff was, too small, too liquid, not geographically diversified enough, those challenges. And now four of the original either assets are going to be sold highlighting the challenges associated with.

Now we’re back into some of those challenges. And why were these four assets put into Ashford Prime in the beginning if they are non-core in just two years?

Monty Bennett:
I think it is an ongoing refinement of a strategy. A company, Ryan, has got to be flexible with what is going on with market conditions and as the hospitality market has backed up over this past year and a half or so, it is important for the company to flex and to be smart and to do what is in the best interest of shareholders. So, for someone to jump out and stay rigid in their approach is not the right way to do things. Wouldn’t you agree?

Participant 2:	I would agree that’s helpful. Okay, that’s it for me, thanks a lot guys.

Participant 3:
Good morning. Kind of following up on Ryan’s questions but maybe not so harshly, how do you feel about Ashford Prime becoming an entity with only eight hotels from a size structure plus with share buybacks? And, you know, I get it with the fee payment to Ashford Inc., formulaically that would go down which would help justify a smaller REIT. But you still have public Company costs. So, how do you think about that going forward over the next two years?

Monty Bennett:
Ashford Prime has a unique advantage and that is as a externally managed platform. Not only does it have alignments much better than internally managed platforms but it’s overhead costs flex accordingly. If Ashford Prime were not externally managed the smaller size that it has would be much more of an issue as the overhead would be much more significant as a percentage.

But because of its structure it does not have that concern. So that is not a problem. But I think what we have to do is look at the opportunities in the marketplace today, adjust,

and then as the marketplace changes, the Company changes. And so we think right now, here over the next number of months, this is the best strategy. What happens after that?

It depends upon the marketplace and that could mean anything. Getting smaller, getting bigger, whatever we think is the best interest of shareholders and we will continue to do that. So, I think we could answer those questions if we knew what the market looked like six months from now, a year from now. And that is what would drive our decision-making.

But as you know, we have a lot of money tied up in this ourselves, a significant amount of money. And a sale transaction would pay a lot of money over to Ashford Inc., which I personally own a lot of and would be fantastic and personal transaction for me, as that would enrich me immensely.

However, we just don’t think, the independents don’t think, and I agree with them, that’s not in the best course of action for the shareholders at this point in time. And we will continue to do what we think is the best interest of Prime shareholders. Period.

Participant 3:	Just a couple of small items. Has there been initial interest in the four hotels since that was announced since you actually did name the property?

Douglas Kessler:
Sure. It’s Douglas. Let me recap just a couple of things. I just want to add on to Monty’s comments in response to your question and Ryan’s question. You will recall that, and I know you’re all are familiar with this, the reason why these eight assets were originally contributed is that they were assets that we thought would be suitable for a Prime type portfolio.

Some of the assets were across encumbered with debt pools and, from an efficiency standpoint, it was also the best approach to put them into a separate pool focused on luxury and upper upscale hotels and gateway markets and resorts. The strategy to sell these, as Monty pointed out, is fluid. We have always been as a management team one of the best at recycling capital.

Throughout our history even looking at what we did as a management team, or have done at trust, we have sold, I think approximately 20% to 25% of our asset base over time and recycled that capital. And we did that based upon a variety of market situations.

In this particular instance these are hotels that are in very strong markets but the fact is that as we have bought assets and actually increased our asset base by 50% through transactions like the Ritz in St. Thomas, and the Bardessono, the overall portfolio RevPAR has increased and we are in the one $190s range. These assets are in the $110 to $170s range.

And so by default, by removing these assets we elevate the remaining RevPAR of the prime portfolio and we all know that there’s a strong correlation between absent RevPAR and EBITDA multiples. And so you want to capitalize on that.

We also want to capitalize on the fact that is a stated part of our strategy we want to approach our targeted net debt to EBITDA and maybe even do better than that. And so here’s a situation where we can accomplish that goal as well by selling these assets. And third, the cash that comes in from these potential sales, can be used for different purposes.

We’ve always been opportunistic in trying to find the best way to maximize shareholder value with cash on the balance sheet. So, for those three reasons it makes absolute sense to do what you’re doing. In terms of where we are in the process, as you can imagine, these are high-quality assets and the moment we said that we were looking to sell them, buyers will make inbound calls.

Meanwhile we’ve listed them with different brokers. They’re out in the market, the process has commenced. We are hopeful that the prices that we’ve internally suggested that we would receive will be met. The buying market is still active. It is a little bit more selective today.

You have some groups that are window shopping, some groups that are looking to get bargains but these are assets that we think there will be demand for and that we will hopefully be able to announce as the process continues our progress there.

Monty Bennett:	And in listening to Doug, I don’t know if I heard him right, so I just wanted to add that, yes, we have had inbound calls already at the moment we announced these which is very encouraging.

Participant 3:
And as it relates to your acquisition activity going forward, should we expect more along the lines of Bardessono and the Ritz? And what is that acquisition environment like? Are there sellers of these high-end, niche product, that are a little nervous and are starting to shop some of those properties before we eventually get into more of a downturn?

Monty Bennett:	We think the vision of Ashford Prime is more towards the higher end so that is going to be our focus and when the time comes. But as far as acquiring properties, we are not actively looking to acquire properties right now. So I don’t know if we can really speak to exactly what that market looks like right now as it compares to the market overall.

But we have found that we can have an advantage in these higher end properties of being able to bring all kinds of both cost efficiencies to them immediately and radically and also a sophistication on the revenue management side that some of the independent luxury properties just do not have. So, we see it as a great opportunity generally out there in the marketplace.

Douglas Kessler:
If you take a look at our Web site and open the presentation that Jeremy mentioned you will see exactly what we can achieve in terms of operational improvements top and bottom line. So I think that performance speaks for itself. We’re not actively looking to buy hotels. That is clear. But we do still try to keep our finger on the pulse of transactions that are in the market and I don’t see any rush to exit by any means of holders of these high-quality assets.

It is still a very thin pool of assets that become available in the market today and while there has been some slight reduction in buyers, there is still appetite for these types of assets in the market.

Participant 3:	Just lastly I wanted to clarify something Jeremy said on the 4.4% RevPAR growth was that ex-Sofitel and ex the Ritz-Carlton or just the Sofitel?

Monty Bennett:	That was both.

Participant 3:	Okay, thank you very much.

Participant 4:
Good morning guys, two questions for you. Fist, on the four hotels being marketed for sale, other than Philly, when were the other three last renovated? And if we put ourselves in the shoes of a buyer, how should we think about potential CAPEX spend that might be needed to be spent there?

Monty Bennett:
Okay. So on Courtyard Seattle, I believe we did the rooms 2012 maybe 2013. And we did a full comprehensive lobby renovation and just recently completed that. So from a CAPEX standpoint there is very little CAPEX that is going to be required at that asset.

Courtyard Philly we recently renovated, it has been a couple of years I believe. We just won a big award actually for Marriott a renovation excellence award for that hotel. Specifically, it has got an incredible design, really unique design. It doesn’t feel like Courtyard’s it feels more like an upscale boutique hotel.

And then there will be some capital requirements in mainly the restaurant probably in two to three years. But I don’t think it’s going to impact the valuation so much from a buyers perspective. So that asset is in great shape. Marriott Plano, in the Legacy Town Center. We recently completed the rooms renovation. Those were just a soft rooms renovation. That has been a few years now. But we did not do the suites, so we are actually scheduled to do the suites here soon, probably in the first quarter of next year at the earliest. And that would be assuming that we could not sell the asset

If not, a new buyer would have to renovate the suites. There are about 60 or so suites in the hotel. And it did not have a great room concept, but the lobby is not really configured really well for a great room. But that would be a potential value added ROI investment that the new buyer could do if they wanted to reposition the lobby and add a very dramatic bar in the lobby.

And then Tampa, Tampa we just renovated in the third quarter of last year. Did a full guest rooms renovation and the lobby was recently renovated. So I think if you look overall with all four assets from a capital standpoint, I think it’s very low impact to valuation for a new buyer.

Participant 4:
Thanks, and then just staying on that topic. On margins and given that these are Marriott managed, how should we think about or how might margin growth improve for the remaining portfolio? If and when these properties are sold, specifically thinking about incentive management fees and property taxes?

Jeremy Welter:
The - I have not pro forma’d out margins for the portfolio, so we could do that and Deric can follow up with you offline. I can tell you that we are paying incentive fees at Plano, Courtyard Philly and Seattle. It’s not really much of an impact in Tampa.

And then a lot of the -- we’ve had a lot of the bad painful increases of property taxes so hopefully a lot of that could potentially be behind us. But we’re still fighting aggressively with the assessments that come out.

Participant 4:	Thank you, that’s all for me.

END